Exhibit 4.5

GUARANTEE

THIS GUARANTEE (the “Guarantee”) is dated as of December 18, 2003, among RAYONIER TRS HOLDINGS INC., a Delaware corporation (“TRS”), RAYONIER WOOD PRODUCTS, LLC, a Delaware limited liability company (“Wood Products LLC”), RAYONIER WOOD PROCUREMENT, LLC, a Delaware limited liability company (“Procurement LLC”), RAYONIER INTERNATIONAL WOOD PRODUCTS, LLC, a Delaware limited liability company (“Wood LLC”), RAYONIER FOREST OPERATIONS, LLC, a Delaware limited liability company (“Forest Operations LLC”), RAYONIER PROPERTIES, LLC, a Delaware limited liability company (“Properties LLC”), and RAYONIER PERFORMANCE FIBERS, LLC, a Delaware limited liability company (“Fibers LLC”) (TRS, Wood Products LLC, Procurement LLC, Wood LLC, Forest Operations LLC, Properties LLC and Fibers LLC individually, a “Guarantor” and collectively, the “Guarantors”).

This Guarantee is solely for the benefit of the Holders (as defined below) of the $4,955,000 principal amount of Wayne County 6.15% Tax Exempt Pollution Control Revenue Refunding Bonds, Series 1993, of Rayonier Inc. due November 1, 2007 (the “Revenue Bonds”). “Holder” means the person or persons in whose name or names a bond shall be registered on the books of Wayne County (the “Issuer”) kept by Trust Company Bank (the “Trustee”) for that purpose in accordance with the provisions of the trust indenture dated June 1, 1993 between the Trustee and the Issuer (the “Trust Indenture”). Such Holders are hereinafter referred to as the “Guaranteed Parties”.

Reference is made to the Contribution, Conveyance and Assumption Agreement, dated as of December 18, 2003 (the “Contribution Agreement”), among Rayonier Inc., a North Carolina corporation (“Rayonier”), Rayonier Timberlands Operating Company, L.P., Rayonier Timberlands, L.P., Rayonier Timberlands Management, Inc., Rayonier Forest Resources Company, Rayland, LLC, Rayonier Minerals LLC, Rayonier Forest Properties, LLC and the Guarantors, pursuant to which, among other things, TRS assumed all of the indebtedness and obligations of Rayonier associated with the Revenue Bonds as described on Schedule 3.1(a) to the Contribution Agreement. Capitalized terms used and not defined herein have the meanings assigned to them in the Contribution Agreement.

As part of its restructuring to qualify as a Real Estate Investment Trust (a “REIT”) effective January 1, 2004 (the “Effective Date”), Rayonier has agreed to contribute certain assets, as described more fully in the Contribution Agreement and the related schedules attached thereto (the “Contributed Assets”), to each of the Guarantors and the Guarantors have agreed to accept the Contributed Assets pursuant to, and upon the terms and subject to the conditions specified in, the Contribution Agreement. The Guarantors acknowledge that they will derive substantial benefit from the Contributed Assets and the restructuring of Rayonier to qualify as a REIT on the Effective Date. The obligations of Rayonier to restructure as a REIT and contribute the Contributed Assets to the Guarantors are conditioned on, among other things, the execution and delivery by the Guarantors of a Guarantee in the form hereof. As consideration therefor, and in order to induce Rayonier to contribute the Contributed Assets to the Guarantors and to restructure to qualify as a REIT, the Guarantors are willing to execute this Guarantee.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantees. Each Guarantor, jointly and severally, unconditionally guarantees to each Guaranteed Party the due and punctual payment by Rayonier (or TRS on Rayonier’s behalf pursuant to the Contribution Agreement) of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revenue Bonds, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Rayonier to the Guaranteed Parties under any trust indenture, loan agreement or other related operative documents governing the Revenue Bonds (together, the “Bond Documents”), whether such amounts shall have accrued prior to, on or after the date of this Guarantee (all the monetary obligations referred to in the preceding clauses (a) and (b) being collectively called the “Rayonier Obligations”).

Anything contained in this Guarantee to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such obligations subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of Rayonier of obligations arising under Guarantees by such parties.

Each Guarantor further agrees that the Rayonier Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Rayonier Obligation.

SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to Rayonier and any other guarantor of any of the Rayonier Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against Rayonier or any other guarantor under the provisions of the Revenue Bonds or otherwise, or (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Guarantee, the Bond Documents, any other guarantee or any other agreement.

SECTION 3. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any Guaranteed Party to any balance of any deposit or other account or credit on the books of any Guaranteed Party in favor of Rayonier or any other person.

SECTION 4. No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Rayonier Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Rayonier Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Rayonier Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Guaranteed Party to assert any claim or demand or to enforce any remedy under the Bond Documents or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Rayonier Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Rayonier Obligations).

SECTION 5. Defenses of Rayonier Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of Rayonier or the unenforceability of the Rayonier Obligations or any part thereof from any cause or the cessation from any cause of the liability of Rayonier (other than the final and indefeasible payment in full in cash of the Rayonier Obligations). The Guaranteed Parties may, at their election, compromise or adjust any part of the Rayonier Obligations, make any other accommodation with Rayonier or any other guarantor or exercise any other right or remedy available to them against Rayonier or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Rayonier Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against Rayonier, any other guarantor or any collateral security.

SECTION 6. Agreement to Pay; Subordination.

(a) In furtherance of the foregoing and not in limitation of any other right that any Guaranteed Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of Rayonier (or TRS) to pay any of the Rayonier Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantors hereby promise to and will forthwith pay, or cause to be paid, to the Guaranteed Party as designated thereby in cash the amount of such unpaid Rayonier Obligations owing to such Guaranteed Party. Upon payment by any Guarantor of any sums to any Guaranteed Party as provided above, all rights of such Guarantor against Rayonier arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Rayonier Obligations. In addition, any indebtedness of Rayonier now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of the Rayonier Obligations during the existence of an Event of Default (as such term is defined in the relevant Bond Documents). If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of Rayonier, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to be credited against the payment of the Rayonier Obligations, whether matured or unmatured, in accordance with the terms of the Revenue Bonds.

(b) Upon payment in full in cash of all of the Rayonier Obligations, each Guarantor shall be subrogated to all rights of the Guaranteed Parties against Rayonier under the Bond Documents.

SECTION 7. Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of Rayonier’s and TRS’s financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Rayonier Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 8. Termination. The Guarantees made hereunder (a) shall terminate when all the Rayonier Obligations have been indefeasibly paid in full and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Rayonier Obligations is rescinded or must otherwise be restored by any Guaranteed Party or any Guarantor upon the bankruptcy or reorganization of Rayonier, TRS or any other Guarantor or otherwise.

SECTION 9. Binding Effect; Several Agreement; Assignments. Whenever in this Guarantee any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Guarantee shall bind and inure to the benefit of the Guaranteed Parties and each party hereto and their respective successors and assigns that, in the case of successors and assigns of the Guaranteed Parties, become Holders. This Guarantee shall become effective as to any Guarantor when a counterpart hereof shall be executed on behalf of such Guarantor and thereafter shall be binding upon such Guarantor and its respective successors and assigns, and shall inure to the benefit of such Guarantor, the Guaranteed Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein, and any such attempted assignment shall be void.

SECTION 10. No Other Third Party Beneficiaries. Except as provided in Section 9, this Guarantee is solely for the benefit of the Holders as Guaranteed Parties and the other parties hereto, and shall not be deemed to confer upon or give to any other third party (including, without limitation, the Trustee or any later appointed trustee acting in its capacity as trustee for the Holders of the Revenue Bonds pursuant to the Trust Indenture) any remedy, claim, liability, reimbursement, cause of action or other right or create any rights under any other agreement, document or instrument, including, without limitation, the Bond Documents.

SECTION 11. Waivers; Amendment.

(a) No failure or delay of any Guaranteed Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of any Guaranteed Party hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guarantee or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Guarantee nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and Rayonier, with the prior written consent of the a majority of the holders of the aggregate outstanding amount of the Revenue Bonds.

SECTION 12. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

SECTION 13. Notices. All communications and notices to the Guaranteed Parties required hereunder shall be in writing and given as provided in the appropriate Bond Documents. All communications and notices to the Guarantors required hereunder shall be in writing and given to them care of Rayonier at the following address:

Rayonier Inc.

50 North Laura Street

Jacksonville, Florida 32202

Attn: Macdonald Auguste, Treasurer

Fax: 904-357-9818

SECTION 14. Survival of Agreement; Severability.

(a) All covenants, agreements, representations and warranties made by the Guarantors herein shall be considered to have been relied upon by the Guaranteed Parties and shall survive and continue in full force and effect as long as any amount of the Rayonier Obligations or any other fee or amount payable under this Guarantee is outstanding and unpaid.

(b) In the event any one or more of the provisions contained in this Guarantee, the Contribution Agreement the Bond Documents or any related documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 15. Counterparts. This Guarantee may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9. Delivery of an executed signature page to this Guarantee by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Guarantee.

SECTION 16. Jurisdiction; Consent to Service of Process.

(a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Florida State court or Federal court of the United States of America sitting in Florida, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee or any related documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guarantee or any related documents against any Guarantor or its properties in the courts of any jurisdiction.

(b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or any related documents in any Florida State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

SECTION 17. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17. EACH GUARANTEED PARTY WHO ACCEPTS THIS GUARANTEE SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THIS SECTION 17 AS IF SUCH GUARANTEED PARTY WERE A SIGNATORY PARTY HERETO.

IN WITNESS WHEREOF, the parties hereto have duly executed this Guarantee as of the day and year first above written.

RAYONIER TRS HOLDINGS INC.

By:	/s/ TIMOTHY H. BRANNON

Name: Timothy H. Brannon
Title: Vice President

RAYONIER WOOD PRODUCTS, LLC

By:	/s/ TIMOTHY H. BRANNON

Name: Timothy H. Brannon
Title: Senior Vice President

RAYONIER WOOD PROCUREMENT, LLC

By:	/s/ TIMOTHY H. BRANNON

Name: Timothy H. Brannon
Title: Senior Vice President

RAYONIER INTERNATIONAL WOOD PRODUCTS, LLC

By:	/s/ TIMOTHY H. BRANNON

Name: Timothy H. Brannon
Title: Senior Vice President

RAYONIER FOREST OPERATIONS, LLC

By:	/s/ TIMOTHY H. BRANNON

Name: Timothy H. Brannon
Title: Senior Vice President

RAYONIER PROPERTIES, LLC

By:	/s/ TIMOTHY H. BRANNON

Name: Timothy H. Brannon
Title: Senior Vice President

RAYONIER PERFORMANCE FIBERS, LLC

By:	/s/ TIMOTHY H. BRANNON

Name: Timothy H. Brannon
Title: Vice President